                                  EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                        Six Months Ended      Three Months Ended
                                       June 30    June 30     June 30    June 30
                                        2004       2003         2004       2003
                                      --------   --------    --------    --------
                                      (Thousands of Dollars, except ratio amounts)
Income before income taxes            $ 86,792   $ 25,433    $ 40,872    $  6,535
Share of undistributed losses from
  50%-or-less-owned affiliates,
  excluding affiliates with
  guaranteed debt                        3,744        646       1,963         296
Amortization of capitalized interest       673      1,396         336         697
Interest expense                        23,310     23,275      11,919      13,114
Interest portion of rental expense         451        627         226         313
                                      --------   --------    --------    --------
Earnings                              $114,970   $ 51,377    $ 55,316    $ 20,955
                                      ========   ========    ========    ========
Interest                              $ 23,539   $ 22,992    $ 12,034    $ 13,158
Interest portion of rental expense         451        627         226         313
Interest expense relating to
  guaranteed debt of 50%-or-less-
  owned affiliates                         106        252           -         126
                                      --------   --------    --------    --------
Fixed Charges                         $ 24,096   $ 23,871    $ 12,260    $ 13,597
                                      ========   ========    ========    ========
Ratio of Earnings to Fixed Charges        4.77       2.15        4.51        1.54
                                      ========   ========    ========    ========